Exhibit 12.1

IPSCO Inc.

Computation of Ratio of Earnings to Fixed Charges

(thousands of United States dollars except ratio information)

	Fiscal year ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
Canadian GAAP
Earnings
Pretax income from continuing operations	$97,295	$97,565	$80,798	$60,733	$31,693	$5,543	$3,129
Amortization of capitalized interest	1,259	1,889	1,777	1,355	2,065	787	964
Interest capitalized	(4,841)	(2,654)	(17,055)	(20,523)	—	—	—
Preference security dividend requirements of consolidated subsidiaries	(986)	(7,942)	(15,514)	(17,394)	(17,263)	(8,622)	(8,989)

Subtotal	92,727	88,858	50,006	24,171	16,495	(2,292)	(4,896)

Fixed Charges
Interest expensed and capitalized	20,881	22,529	28,055	27,790	24,814	12,826	12,172
Interest within rental expense	276	387	3,509	11,436	12,407	6,362	5,794
Preference security dividend requirements of consolidated subsidiaries
Subordinated notes	—	196	7,202	8,500	8,500	4,250	4,250
Preferred shares	986	7,746	8,312	8,894	8,763	4,372	4,739

Total fixed charges	22,143	30,858	47,078	56,620	54,484	27,810	26,955

Earnings, as adjusted	$114,870	$119,716	$97,084	$80,791	$70,979	$25,518	$22,059

Ratio of earnings to fixed charges	5.19	3.88	2.06	1.43	1.30	(1)	(1)

U.S. GAAP
Earnings
Pretax income from continuing operations	$83,238	$89,233	$32,556	$(6,416)	$19,179	$(154)	$377
Amortization of capitalized interest	1,331	1,959	1,788	799	1,509	648	825
Interest capitalized	305	(2,607)	(14,663)	(5,358)	—	—	—
Preference security dividend requirements of consolidated subsidiaries	(986)	(7,746)	(8,312)	(8,894)	(8,763)	(4,372)	(4,739)

Subtotal	83,888	80,839	11,369	(19,869)	11,925	(3,878)	(3,537)

Fixed Charges
Interest expensed and capitalized	20,881	22,725	38,107	45,807	43,597	22,211	21,214
Interest within rental expense	276	387	659	1,919	2,124	1,227	1,002
Preference security dividend requirements of consolidated subsidiaries
Preferred shares	986	7,746	8,312	8,894	8,763	4,372	4,739

Total fixed charges	22,143	30,858	47,078	56,620	54,484	27,810	26,955

Earnings, as adjusted	$106,031	$111,697	$58,447	$36,751	$66,409	$23,932	$23,418

Ratio of earnings to fixed charges	4.79	3.62	1.24	(2)	1.22	(2)	(2)

(1)	Under Canadian GAAP, earnings were insufficient to cover fixed charges by $2.3 million and $4.9 million for the six months ended June 30, 2002 and June 30, 2003, respectively.
(2)	Under U.S. GAAP, earnings were insufficient to cover fixed charges by $19.9 million, $3.9 million and $3.5 million for the year ended December 31, 2001 and for the six months ended June 30, 2002 and June 30, 2003, respectively.